Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form F-3 No. 333-280107) and related Prospectus of Lavoro Limited for the registration of US$150,000,000 Class A Ordinary Shares offered by the Company and up to 121,640,743 Class A Ordinary Shares including up to 10,083,592 Class A Ordinary Shares underlying Warrants offered by the Selling Securityholders and to the incorporation by reference therein of our report dated October 31, 2023, with respect to the consolidated financial statements of Lavoro Limited included in its Annual Report (Form 20-F) for the year ended June 30, 2023, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG
Auditores Independentes S.S. Ltda.

São Paulo, Brazil
July 24, 2024